                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


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         14a-6(e)(2))

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--------------------------------------------------------------------------------
                              Dave & Buster's, Inc.
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
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

Filed by Dave & Buster's, Inc. pursuant to Rule 14a-6 under the Securities Exchange Act of 1934. Subject Company: Dave & Buster's, Inc. Commission File
No.: 0-943823

Set forth below is the text of a news release disseminated on May 20, 2003:


                                                           FOR IMMEDIATE RELEASE
                                            For more information please contact:
                                                 Investor Relations 214.904.2288


                   DAVE & BUSTER'S URGES SHAREHOLDERS TO VOTE
                              FOR COMPANY DIRECTORS

Dallas, May 20, 2003 - Dave & Buster's, Inc. (NYSE: DAB) today announced that it had mailed the following letter to its shareholders, urging them to vote for the Company's directors at the upcoming annual meeting:

                      YOUR VOTE IS STRATEGICALLY IMPORTANT

Dear Fellow Dave & Buster's Shareholder:

Since our last letter to you on April 10, we have filed our proxy materials with the SEC and we are now able to publicly address a very serious situation. Today we need your consideration, your attention and your vote to prevent a possible board takeover of Dave & Buster's, Inc.

                     THE FUTURE OF YOUR COMPANY IS AT STAKE

Today you may choose between two opposing slates of three directors.

The first is our slate of directors, comprised of highly qualified individuals dedicated to the long-term operational excellence and governance integrity of the Company:

                  o        Peter Edison, Chairman of the Board

                  o        James "Buster" Corley, CEO & COO

                  o        Patricia Priest, Audit Committee Chair

The second slate is being submitted by Don Netter of Dolphin Limited Partnership I, L.P., an opportunistic private investment arbitrage fund originally bankrolled by entities controlled by Mr. Netter's father. Dolphin has acquired most of its Dave & Buster's stock just within the last nine months.

As you consider your choices between the two slates of directors, please carefully consider the following information about Mr. Netter, his nominees and his apparent plan.

o MR. NETTER held high-level executive positions, including TREASURER, and served as a DIRECTOR of Damon Corp. during the time that the company was engaged in a massive MEDICARE FRAUD scheme that resulted in the company paying $119 million to settle the criminal and civil charges. Netter and the other Damon directors reportedly failed to disclose to investigators, or to shareholders, evidence of Medicare billing irregularities they discovered during an internal investigation. According to reports in The Boston Globe and The Salt Lake Tribune, federal prosecutors involved in the case described the fraud as "corporate greed run amok." THIS IS NOT WHAT WE WOULD CONSIDER HIGH LEVELS OF INTEGRITY.

o MR. NETTER'S ONLY REPORTED EXPERIENCE SERVING AS A PUBLIC COMPANY DIRECTOR IS WITH COMPANIES THAT ARE CONTROLLED BY HIS FATHER AND OTHER MEMBERS OF HIS FAMILY. Mr. Weinstein and Mr. Hartline, the other two nominees on Mr. Netter's slate, have notable backgrounds in the accounting and legal fields, respectively. HOWEVER, NEITHER OF THESE OTHER TWO NOMINEES HAS ANY EXPERIENCE SERVING ON A PUBLIC COMPANY BOARD.

o In addition to seeking three seats on your Company's board this year, MR. NETTER IS POSITIONING HIMSELF TO TAKE CONTROL OF YOUR COMPANY, WITHOUT PAYING YOU A DIME FOR THE PRIVILEGE. In a letter to our Chairman dated April 15, 2003, Mr. Netter wrote: "We want to assure you that, if our slate is elected, shareholders will be empowered to effect a change in control of the board in 2004 if necessary." Why would you allow an arbitrage fund manager to take control over your Company without paying you an acquisition premium? MR. NETTER DEFINITELY HASN'T WORKED FOR THE PRIVILEGE; HE DOESN'T HAVE A SUCCESSFUL TRACK RECORD OF BUILDING SHAREHOLDER VALUE, AND HIS AND DOLPHIN'S INTERESTS IN THE LONG-TERM PROSPECTS OF THE COMPANY ARE CERTAINLY NOT ALIGNED WITH YOURS.

o Last year, Dolphin disclosed it owned a 3.5 percent stake in a company called Liquid Audio (Nasdaq: LQID), which is now in LIQUIDATION following a takeover battle encouraged by Mr. Netter. At the time, Liquid Audio had signed a merger agreement with Alliance Entertainment. Dolphin, through Don Netter, spoke out forcefully against the merger, instead supporting a takeover by MM Companies. Lawsuits were filed, the board eventually approved the MM Companies takeover and two new directors from MM Companies were named to the board. Since that time, multiple directors, the CEO and the CFO have all resigned from Liquid Audio, the company has received a notice of DELISTING from Nasdaq, and the most recent financials of the company attributed nearly $1 million of its loss to fees "associated with the various litigation matters" relating to the takeover. IT IS DIFFICULT TO SEE HOW MR. NETTER'S INVOLVEMENT IN LIQUID AUDIO HAS BROUGHT VALUE TO THAT COMPANY.

o Don Netter has not articulated in his public materials any value he has ever brought to a public company. MR. NETTER OFFERS LITTLE TO YOU, OUR SHAREHOLDERS, EXCEPT A DUBIOUS TRACK RECORD, SELF-SERVING AMBITION, A LOT OF NEGATIVE RHETORIC AND AN INSINUATED INTENT TO TAKE CONTROL OF YOUR COMPANY.

o In our view, Mr. Netter is using Dave & Buster's as a platform to elevate his own profile and Dolphin's, at our shareholders' expense. We believe that you will see through Mr. Netter's rhetoric, and view his true agenda for what it really is.

At this point in the Company's history, and with the backdrop of the current economic climate, shareholders will best be served through the careful implementation of a strategic plan to improve performance and build for future growth. We have that plan in place. We have the management team and a strong, focused board of directors who can implement the plan and produce tangible, measurable results. WE BELIEVE THAT THE ELECTION OF A DISSIDENT SLATE OF DIRECTORS LED BY MR. NETTER WILL ONLY DIVIDE, DISTRACT AND DISRUPT THE BOARD OF DAVE & BUSTER'S AT EXACTLY THE TIME WHEN FOCUS AND COMMITMENT TO SHAREHOLDER VALUE ARE NEEDED MOST.

Our belief that MR. NETTER'S INTENT IS ONLY TO BE DISRUPTIVE AND UNREASONABLE has been hardened by his CONTINUED REFUSAL to consider practical resolutions proposed by Dave & Buster's. We offered Mr. Netter potential compromises in an attempt to save the Company a great deal of time and a significant amount of money.

BY POSITIVE CONTRAST, in an effort to be receptive to shareholders' concerns, Dave & Buster's has REACHED AN AGREEMENT WITH ONE OF ITS LARGEST SHAREHOLDERS, RENAISSANCE CAPITAL GROUP, INC. (Nasdaq: RENN). Renaissance has agreed to VOTE THEIR 619,700 SHARES FOR OUR DIRECTORS AND ALSO WITHDRAW THEIR SHAREHOLDER PROPOSAL. For your consideration, we have included this announcement and also the news of our excellent ratings for corporate governance.

The future direction of your company is dependent upon you VOTING FOR DAVE & BUSTER'S SLATE OF DIRECTORS ON THE WHITE PROXY CARD. Now is the time to support the momentum we are building to increase the value of Dave & Buster's by more efficient management driven by our strong and independent Board of Directors.

Thank you for your time and your support.

Sincerely,

Peter Edison                        James "Buster" Corley               David "Dave" Corriveau
Chairman of the Board               CEO and COO                         President
Dave & Buster's, Inc.               Dave & Buster's, Inc.               Dave & Buster's, Inc.

ABOUT DAVE & BUSTER'S

Celebrating over 20 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts, with 32 Dave & Buster's locations throughout the United States. Additionally, Dave & Buster's has international agreements for the Pacific Rim, Canada, the Middle East and Mexico.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.


                                      # # #

                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
                         NINETY-SIX CUMMINGS POINT ROAD
                               STAMFORD, CT 06902

                                                                  April 15, 2003

      Fax                                                          E-Mail
(203) 348-3715                                              partners@dol-fin.com


VIA FACSIMILE AND REGULAR MAIL


Mr. Peter Edison
Chairman of the Board
Dave & Buster's, Inc.
c/o Bakers Footwear Group
2815 Scott Avenue
St. Louis, MO 63103

Dear Peter:

         Today I'm in receipt of your letter dated April 14, 2003 reiterating your request to interview our board candidates.

         Our discussions about your interviewing our director nominees started Friday evening, April 11, 2003 and continued through Monday, April 14, 2003 and were in the context of you offering our slate one seat on an expanded DAB board of nine.

         Unfortunately, you fail to appreciate what we are trying to accomplish here for the benefit of all shareholders. We are not simply proposing qualified candidates for cherry picking by the board. Given the history here, we have little confidence that any isolated candidate selected by the board, regardless of qualification, will be able to effect the necessary reforms that we and other shareholders with whom we have spoken believe are urgently needed in the Dave & Buster's board room.

         Our program is straightforward and direct. We are proposing, and hope to elect, a slate of highly qualified directors, with complementary skills, background and expertise, who are collectively committed to the platform of business, transactional and governance reforms that we outlined in our March 3, 2003 letter to the board. We also want to assure that, if our slate is elected, shareholders will be empowered to effect a change in control of the board in 2004 if necessary. This means no gerrymandering of the board classes to perpetuate the control of the incumbent board.

         I am happy to discuss with you procedures and information that you may reasonably require to learn about our entire slate, with a view towards its election to the company's board and the implementation of our program.

         In our discussions, we have requested information from you concerning your intentions regarding board composition. Specifically, I requested an understanding of--

     o   who your new directors would be and their backgrounds;

     o   which directors would comprise each class; and

     o   which directors would be on the committees.

I have received no indication from you that you will be honoring our request to furnish this information.

         Dolphin is the largest single shareholder of the company, and our director slate seeks to pursue value and accountability for all the shareholders. If you only seek to cherry pick directors and create a governance structure that does not promote real change and accountability, then it does not appear productive to pursue your overtures. If, on the other hand, the board is interested in pursuing true governance reforms with the participation of our independent director slate, we will be pleased to introduce all of our nominees to you and provide whatever additional demonstration you may reasonably require of their quality and integrity. Please advise me of how you would like to proceed.


                                             Sincerely,


                                             /s/ DONALD T. NETTER

                                             Donald T. Netter
                                             Senior Managing Director



DTN:lb


cc: Edward E. Hartline
    Edward A. Weinstein

April 18, 2003



Via Facsimile (203) 348-3715

Mr. Donald T. Netter
Dolphin Limited Partnership I, L.P.
Ninety-Six Cummings Point Road
Stamford, Connecticut 06902

         RE: DAVE & BUSTER'S, INC. (THE "COMPANY")


Dear Don:

I have received your letter of April 15, 2003, regarding my requests on behalf of the Company's Nominating and Governance Committee to interview Dolphin's nominees as possible candidates for the Company's Board of Directors. I do not believe that the way in which you have summarized and characterized our discussions is complete or accurate. In any case, I am disappointed that we were unable to reach an accommodation with you that would have allowed the Committee an opportunity to interview and consider Dolphin's proposed nominees as part of its regular process and within the necessary time frame.

Late yesterday afternoon, the Company announced the appointment of Ms. Patricia Priest, Mr. Walter J. Humann and Mr. David B. Pittaway as directors of the Company. Ms. Priest and Mr. Humann replace Mr. Walt Henrion and Mr. Bruce Hallett, each of whom has elected to retire from the Board.

As quoted in the Company's press release, I am very pleased that individuals with such strong backgrounds and broad management experience have agreed to join our Board. Moreover, I believe that the appointment of the new independent directors is reflective of the Company's determination to implement a governance structure that will ensure that the Board and management continue to be focused on serving the best interests of all or the Company's shareholders.

                                    Very truly yours,

                                    /s/ Peter Edison

                                    Peter Edison
                                    Chairman, Nominating and Governance
                                    Committee